As filed with the Securities and Exchange Commission on October 14, 2016

Registration No. 333-191297

Registration No. 333-194792

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-191297)

(POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-194792)

DNIB Unwind, Inc.

(Exact name of registrant as specified in its charter)

Delaware	56-2596148
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Development Specialists, Inc.

333 South Grand Avenue, Suite 4070

Los Angeles, California 90071

(Address of Principal Executive Offices)

2006 Stock Incentive Plan

2013 Incentive Award Plan

(Full Title of the Plans)

Geoffrey L. Berman

Chief Restructuring Officer

c/o Development Specialists, Inc.

333 South Grand Avenue, Suite 4070

Los Angeles, California 90071

(213) 617-2717

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

DNIB Unwind, Inc. (f/k/a BIND Therapeutics, Inc.) (the “Registrant”), is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements.

(1)	Registration Statement No. 333-191297, filed with the Securities Exchange Commission (the “Commission”) on September 20, 2013, registering the offer and sale of 6,191,866 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Registrant’s 2006 Stock Incentive Plan and the 2013 Incentive Award Plan; and

(2)	Registration Statement No. 333-194792, filed with the Commission on March 25, 2014, registering the offer and sale of 749,017 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 2013 Incentive Award Plan.

On May 1, 2016, the Registrant and one of its subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Chapter 11 Filings”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On July 1, 2016, the Registrant entered into an asset purchase agreement with Pfizer Inc. (“Pfizer”), pursuant to which Pfizer agreed to acquire substantially all of the Registrant’s assets and assume certain of its liabilities (the “Acquisition”). On August 1, 2016, the Acquisition closed. The Registrant’s Common Stock was suspended from trading on The NASDAQ Global Select Market (“NASDAQ”) at the opening of trading on August 1, 2016 and was delisted from NASDAQ effective at the opening of trading on October 6, 2016.

On August 15, 2016, the Registrant filed a combined disclosure statement and plan of liquidation with the Bankruptcy Court. On September 14, 2016, the Registrant filed an amended proposed combined disclosure statement and plan of liquidation (the “Amended Plan”) with the Bankruptcy Court. On September 26, 2016, following a confirmation hearing held on September 21 and 23, 2016, the Bankruptcy Court entered an order confirming the Amended Plan (the “Confirmation Order”). As of October 11, 2016, all conditions precedent to the occurrence of the effective date set forth in the Amended Plan and the Confirmation Order were satisfied or waived in accordance therewith and the effective date (the “Effective Date”) of the Amended Plan occurred. On the Effective Date, all assets of the Registrant were transferred to the DNIB Liquidation Trust, to be administered by Geoffrey L. Berman, the post-confirmation liquidating trustee, as further described in the Amended Plan. As a result of the Amended Plan becoming effective, all of the outstanding common stock and other equity of the Registrant (including any warrants, options or contract rights to purchase or acquire the Registrant’s common stock at any time) were cancelled on the Effective Date.

In connection with the Chapter 11 Filings and the Acquisition, the Registrant has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 14th day of October, 2016.

DNIB UNWIND, INC.

By:	/s/ Geoffrey L. Berman

Geoffrey L. Berman
Chief Restructuring Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Geoffrey L. Berman Geoffrey L. Berman	Chief Restructuring Officer and Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Sole Director)	October 14, 2016